Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Autozi Internet Technology (Global) Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)		Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Ordinary Shares, par value US$0.00005 per share, issuable under the Third Amended and Restated 2024 Share Incentive Plan	Other (3)	7,000,000	(4)	US$	3.1225	(3)	US$	21,857,500	0.00013810	US$	3,018.52
Total Offering Amounts									US$	21,857,500		US$	3,018.52
Total Fee Offsets													—
Net Fee Due												US$	3,018.52

(1)	The Class A ordinary shares, par value US$0.00005 per share (“Class A Ordinary Shares”) of Autozi Internet Technology (Global) Ltd. (the “Registrant”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A Ordinary Shares that become issuable under the Third Amended and Restated 2024 Share Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of US$3.1225 per Class A Ordinary Share, which was the average of the high and low prices of the Class A Ordinary Shares as reported on the Nasdaq Global Market on January 16, 2026.
(4)	Represents 7,000,000 Class A Ordinary Shares reserved for future award grants under the Third Amended and Restated 2024 Share Incentive Plan, in addition to 360,000 Class A Ordinary Shares that were previously reserved and registered.